REII INCORPORATED AND SUBSIDIARIES
        (A DELAWARE CORPORATION)
        Naples, Florida

        FINANCIAL REPORTS
        AT
        JUNE 30, 2001

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
NAPLES, FLORIDA

                              TABLE OF CONTENTS

  Independent Accountants' Report on Interim
  Financial Information                                       F-1
  Consolidated Balance Sheets at June 30, 2001
  (Unaudited) and December 31, 2000                           F-2
  Consolidated Statements of Operations for the
  Three Months Ended    June 30, 2001 and 2000
  (Unaudited) and for the Six Months Ended
  June 30, 2001 and 2000 (Unaudited)                          F-3
  Consolidated Statements of Cash Flows for the
  Six Months  Ended June 30, 2001 and 2000 (Unaudited)        F-4 - F-5
  Notes to the Consolidated Financial Statements              F-6






                        INDEPENDENT ACCOUNTANTS' REPORT




To the Board of Directors
REII Incorporated and Subsidiaries
(A Delaware Corporation)
Naples, Florida


        We have reviewed the accompanying consolidated balance sheet of REII Incorporated and Subsidiaries as of June 30, 2001, the related consolidated statements of operations for the three months and six months ended June 30, 2001 and 2000, and the consolidated statements of cash flows for the six months ended June 30, 2001 and 2000. All information included in these consolidated financial statements is the responsibility of the Company's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to the financial data and making inquiries of persons responsible for financial accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

        We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2000 (presented herein), and the related consolidated statements of changes in stockholders' equity, operations, and cash flows (not presented herein) for the year then ended, and in our report dated February 12, 2001, we expressed an unqualified opinion on those consolidated financial statements. We have not performed any audit procedures subsequent to the date of our report.




/s/ Rotenberg & Co., llp


Rotenberg & Co., llp
Rochester, New York
  July 26, 2001
REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida
                                    F-1

CONSOLIDATED BALANCE SHEETS
___________________________________________________________________________
                                         (Unaudited)
                                         June 30,           December 31,
                                           2001                2000
___________________________________________________________________________
ASSETS

Rental Income
Revenue Producing Assets -              $ 809,456          $ 1,219,018
Land Held for Investment                   24,000               24,000
Cash and Cash Equivalents                   6,890               18,113
Other Current Assets                        9,002                7,216
Tenant Escrow Account                      38,566               34,098
Office Property and Equipment -
Net of Accumulated Depreciation             5,430                5,858
___________________________________________________________________________
Total Assets                            $ 893,344          $ 1,308,303
___________________________________________________________________________

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Mortgages Payable - Banks               $ 572,234          $   784,983
Mortgages Payable - Stockholder           205,589              365,943
Accounts Payable and Accrued Expenses       5,192               17,546
Tenant Escrow Liability                    38,566               34,098
Due to Stockholder                         51,591               55,580
___________________________________________________________________________
Total Liabilities                         873,172            1,258,150
___________________________________________________________________________

Stockholders' Equity
Common Stock: $.001 Par; 20,000,000
Shares Authorized,4,655,310 Shares
Issued and Outstanding                      4,655                4,655
Additional Paid-In Capital                405,426              405,426
Deficit                                  (389,909)            (359,928)
___________________________________________________________________________
Total Stockholders' Equity                 20,172               50,153
Total Liabilities and Stockholders'
Equity                                   $ 893,344         $ 1,308,303
___________________________________________________________________________

                                  F-2

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
___________________________________________________________________________

                                    Three Months       Six Months
                                    Ended June 30,   ,Ended June 30
                                    2001      2000    2001        2000
Revenues

Rental Income                    $ 35,578   $ 51,760  $ 71,938  $ 94,950
Management Services                 3,658      3,912     7,479     9,692
Commissions                           400        ---       400        ---
___________________________________________________________________________
Total Revenues                     39,636     55,672    79,817   104,642
__________________________________________________________________________

Expenses

Direct Expenses
Depreciation                        8,244     14,268    17,440    27,929
Interest                           16,007     32,237    32,732    49,860
Real Estate Taxes
and Insurance                       6,219      9,431    12,438    19,405
Repairs and Maintenance             4,783     10,949     8,238    16,181
Other Direct Expenses               2,017      2,564     3,714     5,310
_________________________________________________________________________
Total Direct Expenses              37,270     69,449    74,562   118,685
__________________________________________________________________________

General and Administrative Expenses
Licenses, Dues, and Fees              741        525     1,225    5,378
Occupancy Expenses                  2,546        567     4,824    1,947
Other General and
Administrative Expenses             6,452       ,861    12,868   13,211
_________________________________________________________________________

Total General and
Administrative Expenses             9,739      6,953    18,917   20,536
___________________________________________________________________________
Total Expenses                     47,009     76,402    93,479  139,221
___________________________________________________________________________

Loss Before Other Income and
(Expenses)                         (7,373)   (20,730)  (13,662) (34,579)

Other Income and (Expenses)
Interest and Other Income              45        109       122      109
Loss on Sale of Revenue
Producing Assets                      ---        ---   (16,441)     ---
___________________________________________________________________________

Loss Before Provision for Taxes    (7,328)   (20,621)  (29,981)  34,470)
Provision for Taxes                   ---        ---       ---      ---
___________________________________________________________________________

Net Loss for the Period          $ (7,328)  $(20,621) $(29,981)$(34,470)
___________________________________________________________________________
Weighted Average Number
of Common Shares Outstanding     4,655,310 4,655,310 4,655,310 4,655,310
Loss Per Common Share -
Basic and Diluted                $   (0.00) $  (0.00) $  (0.01) $  (0.01)
___________________________________________________________________________

                                    F-3

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
___________________________________________________________________________
Six Months Ended June 30,                      2001           2000
___________________________________________________________________________

Cash Flows from Operating Activities
Net Loss for the Period                   $ (29,981)       $ (34,470)

Adjustments to Reconcile Net Loss for the Period
 to Net Cash Flows from Operating Activities:
Depreciation                                 18,492           28,975
Loss on Sale of Revenue Producing Assets     16,441              ---

Changes in Assets and Liabilities:
Other Current Assets                         (1,786)           3,663
Accounts Payable and Accrued Expenses       (12,354)          (1,710)
___________________________________________________________________________
Net Cash Flows from Operating Activities     (9,188)          (3,542)

Cash Flows from Investing Activities
Acquisition of Office Equipment                (624)            (528)
Improvements to Income Producing Properties  (1,542)         (14,485)
___________________________________________________________________________
Net Cash Flows from Investing Activities     (2,166)         (15,013)
___________________________________________________________________________

Cash Flows from Financing Activities
Proceeds from Sale of Revenu
e Producing Assets                            97,167            ---
Repayment of Mortgages                       (95,012)         (7,763)
Capital Contribution                             ---           3,545
Change in Due to Stockholder                  (2,024)         22,275
___________________________________________________________________________
Net Cash Flows from Financing Activities         131          18,057
___________________________________________________________________________
Net Increase (Decrease) in Cash and
Cash Equivalents                             (11,223)           (498)
Cash and Cash Equivalents -
Beginning of Period                           18,113           19,439
___________________________________________________________________________
Cash and Cash Equivalents - End of Period   $  6,890        $  18,941
___________________________________________________________________________

                                  F-4

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
___________________________________________________________________________
Six Months Ended June 30,                      2001             2000
___________________________________________________________________________

SUPPLEMENTARY DISCLOSURES

Interest Paid                              $ 32,732          $ 49,860
Income Taxes Paid                          $    ---          $    ---
___________________________________________________________________________

NON-CASH INVESTING AND FINANCING ACTIVITIES
___________________________________________________________________________
Acquisition of Subsidiary - RENI
           with Mortgage Financing         $     ---         $588,000
   with Stockholder Notes Payable                ---          322,000
   with Stockholder Capital Contribution         ---           65,500
                                      _____________________________________
      Total                                $     ---         $975,500
                                      _____________________________________
Disposal of Revenue Producing Assets:
 Reduction of Mortgage (Banks) Financing   $ 208,408         $    ---
 Reduction of Mortgage (Stockholder)
 Financing                                 $  69,683         $    ---
___________________________________________________________________________
 Net Book Value of Disposed Revenue
 Producing Assets                          $ 393,664         $    ---
___________________________________________________________________________
                                  F-5


REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
___________________________________________________________________________

Note A -        Basis of Presentation
        The condensed consolidated financial statements of REII Incorporated and Subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate so that the information presented is not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company's Form 10-KSB, and other reports filed with the SEC.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include the acquisition of additional income producing properties, sale or disposal of income producing properties, mortgage refinancing, and certain general and administrative costs. Certain financial information that is not required for interim financial reporting purposes has been omitted.

Note B -        Principles of Consolidation
        The consolidated financial statements include the accounts of the Company and its subsidiaries, Ricketts Enterprises International, Inc. (REI) and Ricketts Enterprises of Naples, Inc. (RENI). All significant intercompany balances and transactions have been eliminated in consolidation.

Note C -        Other Matters
        The Company has an agreement represented by a Letter of Intent to purchase 12 residential rental properties and one commercial office property from Garfield Ricketts, a majority stockholder. Purchase price upon acquisition will be the properties' market value, based on independent appraisals. Market value of the 13 properties is currently approximately $1,150,000 based on Multiple Listing Service's market analysis, which tracks
sales prices of comparable prope        rties within the area.  Terms of the
agreement require the Company to assume, refinance, or pay off the balance due on the first mortgages on the properties of approximately $475,000 as of June 30, 2001, and pay the balance of the market value to Garfield Ricketts in cash or other form of payment acceptable to him. All properties to be acquired will be subject to an updated independent property appraisal.

        The Company is in the process of dissolving the RENI subsidiary. The dissolution of RENI is expected to be completed during the fiscal year ended December 31, 2001, and does not have a material impact on the financial position or continuing operations of the Company.

        Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.
REII Incorporated and Subsidiaries

                                  F-6

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Revenue Sources

The company generates revenue primarily from the rental of residential property, representing approximately 90% of total revenues and real estate management services and commissions, representing approximately 10% of total revenues. The Company plans to increase revenues by acquiring existing and/or developing new residential properties and commercial real estate.

Financial Condition, Liquidity, and Contingent Liabilities

The Company's long-term debt to capital (long-term debt and stockholders' equity) ratio at June 30, 2001 and December 31, 2000 was 97.5% and 95.8%, respectively.

The Company's source of working capital is from rental operating activities and prior capital contributions from stockholders. The Company has not borrowed any moneys from financial institutions for working capital needs. All debts of the Company are first mortgages on income producing properties.

Net cash provided by operating activities for the six month periods ended June 30, 2001 and 2000 was negative $9,188 and negative $3,542, respectively. The negative cash flows were primarily due to payment of current liabilities.

Management of the Company believes that there are no commitments, uncertainties, or contingent liabilities that will have a materially adverse effect on the consolidated financial position or future results of operations of the Company.


REII INCORPORATED AND SUBSIDIARIES
___________________________________________________________________________

Capital Expenditures and Financing Requirements

The Company acquired 100% of the issued and outstanding common shares of Ricketts Enterprises of Naples, Inc. ("RENI") on March 15, 2000. RENI was formed on December 7, 1999 under the law of the State of Florida by two of REII's stockholders, Garfield Ricketts, a 62% stockholder and Una Ricketts, a 15% stockholder, for the purpose of acquiring seven (7) rental real estate properties formerly owned by Garfield Ricketts. RENI's purchase price of $975,500 was based on the total market value of the seven (7) properties, established by an independent appraiser. The acquisition was financed with bank mortgages in the amount of $588,000, mortgages to Garfield Ricketts in the amount of $322,000, and a capital contribution from Garfield Ricketts of $65,500.

There were no real property acquisitions or investments thereof during the six months ended June 30, 2001.

Capital expenditures for improvements to income producing properties during the six month periods ended June 30, 2001 and 2000 totaled $1,542 and $14,485, respectively.

Capital expenditures for office equipment additions during the six month periods ended June 30, 2001 and 2000 totaled $624 and $528, respectively.

Net cash provided by financing activities for the six month periods ended June 30, 2001 and 2000 was positive $131 and positive $18,057, respectively. Fluctuations include changes in amounts due to Garfield Ricketts, majority stockholder, for collection of rents on his personal properties, a capital contribution in 2000, proceeds from the sale of two (2) revenue producing assets in 2001, and the repayment of mortgages.

The Company has an agreement represented by a Letter of Intent to purchase 12 residential rental properties and one commercial office property from Garfield Ricketts, a majority stockholder. Purchase price upon acquisition will be the properties' market value, based on independent appraisals. Market value of the 13 properties is currently approximately $1,150,000, based on Multiple Listing Service's market analysis, which tracks sales prices of comparable properties within the area. Terms of the agreement require the Company to assume, refinance, or pay off the balance due on the first mortgages on the properties of approximately $475,000 as of June 30, 2001, and pay the balance of the market value to Garfield Ricketts in cash or other form of payment acceptable to him. All properties to be acquired will be subject to an updated independent property appraisal.

The Company will require funds to acquire additional income producing properties and/or real estate related entities. The Company will seek to borrow funds from financial institutions and raise money through the offering of its common stock. Management believes that the Company can continue to operate and meet its obligations via working capital from operating and financing activities. Management is of the opinion that inflation has not and will not have a material effect on the operations of the Company.


REII INCORPORATED AND SUBSIDIARIES
___________________________________________________________________________

Results of Operations

The following table sets forth for the periods indicated, the percentages which selected items in the Company's Statements of Operations bear to total revenues:
___________________________________________________________________________
                            Three Month Period        Six Month Ended
                              Ended June 30,           Ended June 30,
                             2001       2000          2001         2000
___________________________________________________________________________
Revenues
Rental Income               89.8%       93.0%         90.1%        90.7%
Management Services          9.2%        7.0%          9.4%         9.3%
Commissions                  1.0%        0.0%          0.5%         0.0%
___________________________________________________________________________
Total Revenues             100.0%      100.0%        100.0%       100.0%
___________________________________________________________________________

Expenses
Direct Expenses:
Depreciation                20.8%       25.6%         21.8%        26.7%
Interest                    40.4%       57.9%         41.0%        47.6%
Real Estate Taxes
and Insurance               15.7%       16.9%         15.6%        18.5%
Repairs and Maintenance     12.0%       19.7%         10.3%        15.5%
Other Direct Expenses        5.1%        4.6%          4.7%         5.1%
___________________________________________________________________________

Total Direct Expenses       94.0%      124.7%         93.4%       113.4%
___________________________________________________________________________

General and Administrative Expenses:

Licenses, Dues, and Fees     1.9%        1.0%          1.6%         5.1%
Occupancy Expenses           6.4%        1.0%          6.0%         1.9%
Other General and
  Administrative Expenses   16.3%       10.5%          16.1%       12.6%
___________________________________________________________________________
Total General and
  Administrative Expenses   24.6%       12.5%          23.7%       19.6%
___________________________________________________________________________
Total Expenses             118.6%      137.2%         117.1%      133.0%
___________________________________________________________________________
Loss Before Other Income
  and (Expenses)           (18.6)%     (37.2)%        (17.1)%     (33.0)%
Other Income and (Expenses)

Interest and Other Income    0.1%        0.2%           0.1%        0.1%
Loss on Sale of Revenue
  Producing Assets           0.0%        0.0%         (20.6)%       0.0%
___________________________________________________________________________

Loss Before Provision
for Taxes                  (18.5)%      (37.0)%       (37.6)%     (32.9)%

Provision for Taxes          0.0%         0.0%          0.0%        0.0%
___________________________________________________________________________

Net Loss                   (18.5)%      (37.0)%       (37.6)%     (32.9)%
___________________________________________________________________________


REII INCORPORATED AND SUBSIDIARIES
___________________________________________________________________________

Six Months Ended June 30, 2001 Compared With Six Months Ended June 30, 2000

Net Loss
The Company reported a net loss of $29,981 for the six months ended June 30, 2001, compared to a net loss of $34,470 for the six months ended June 30, 2000. The losses are primarily due to expenses incurred to acquire additional revenue producing assets, expenses incurred to dispose of revenue producing assets, and depreciation and maintenance of the revenue producing assets.

Revenues
Total revenues for the six months ended June 30, 2001 decreased by $24,825 (23.7%) to $79,817 from $104,642 for the six months ended June 30, 2000. The decrease was due primarily to a decrease in rental income, due to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001, which were acquired in March 2000.

Direct Expenses
Direct expenses for the six months ended June 30, 2001 decreased by $44,123 (37.2%) to $74,562 (93.4% of total revenues) from $118,685 (113.4% of total revenues) for the six months ended June 30, 2000. The decrease was due primarily to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001, which were acquired in March 2000.

General and Administrative Expenses
General and administrative expenses for the six months ended June 30, 2001 decreased by $1,619 (7.9%) to $18,917 (23.7% of total revenues) from $20,536
(19.6% of total revenues) for the six months ended June 30, 2000. The decrease was due primarily to fees incurred to acquire new rental properties in 2000 that were not incurred in 2001.

Other Expenses
Other expenses for the six months ended June 30, 2001 increased by $16,441 to $16,441 (20.6% of total revenues) from $-0- (0.0% of total revenues) for the six months ended June 30, 2001, due to the loss incurred from the sale of two (2) rental properties.

Income Taxes
There were no provisions for income tax for the six month periods ended June 30, 2001 and 2000 because the Company was operating at a loss.


REII INCORPORATED AND SUBSIDIARIES
___________________________________________________________________________

Three Months Ended June 30, 2001 Compared With Three Months Ended June 30,
2000

Net Loss
The Company reported a net loss of $7,328 for the three months ended June 30, 2001, compared to a net loss of $20,621 for the three months ended June 30, 2000. The losses are primarily due to depreciation and maintenance of the revenue producing assets.

Revenues
Total revenues for the three months ended June 30, 2001 decreased by $16,036 (28.8%) to $39,636 from $55,672 for the three months ended June 30, 2000. The decrease was due primarily to a decrease in rental income, due to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001, which were acquired in March 2000.

Direct Expenses
Direct expenses for the three months ended June 30, 2001 decreased by $32,179 (46.3%) to $37,270 (94.0% of total revenues) from $69,449 (124.7% of total revenues) for the three months ended June 30, 2000. The decrease was due primarily to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001, which were acquired in March 2000.

General and Administrative Expenses
General and administrative expenses for the three months ended June 30, 2001 increased by $2,786 (40.1%) to $9,739 (24.6% of total revenues) from $6,953 (12.5% of total revenues) for the three months ended June 30, 2000. The increase was primarily due to the addition of office rent expense included in occupancy expenses due to the disposal of the office building in January 2000 that was acquired in March 2000, and an increase in legal fees incurred in 2001.

Income Taxes
There were no provisions for income tax for the three month periods ended June 30, 2001 and 2000 because the Company was operating at a loss.